Safety-Kleen Corp.
                 Statement of Computation of Per Share Earnings
                   ($ in Thousands, Except Per Share Amounts)
                                   (Unaudited)

                                                          Three Months Ended
                                                             November 30,
                                                          ------------------
                                                             1998       1997
                                                             ----       ----
Basic:
  Income available to common stockholders ..............  $ 27,772    $ 10,144
                                                          ========    ========

   Weighted average common stock outstanding (000s) ....    87,844      45,206
                                             ====         ========    ========

   Income per share ....................................  $   0.32    $   0.22
                                                          ========    ========


Diluted:
Net income .............................................  $ 27,772    $ 10,144
Add back: interest expense on conversion
   of subordinated convertible debenture ...............     2,625      2,625
                                                          --------    --------
Income available to common stockholders,
   plus assumed conversions ............................  $ 30,397    $ 12,769
                                                          ========    ========

Weighted average common stock outstanding (000s) .......    87,844      45,193
Dilutive effect of stock options .......................        65         135
Dilutive effect of conversion of $350,000,000
   subordinated convertible debenture at $15.00 ........    23,333      23,333
                                         ------           --------    --------
Diluted average shares outstanding .....................   111,242      68,661
                                                          ========    ========

Diluted income per share ...............................  $   0.27    $   0.19
                                                          ========    ========

All per share amounts have been restated to effect the one-for-four reverse stack split in November, 1998.